Exhibit 2.15

Marketing Services Agency Agreement

Agreement No.: CUNB2011KH01174P

This Agreement is dated as of February 15, 2011 by the Parties set forth below:

Party A: China Unicom Co., Ltd. Ningbo Branch

Address: No. 98, Lingyun Road, Gaoxin District, Ningbo

Postcode: 315000

Tel: 15657477905

Fax: 0574-27820200

Attention:

Party B: Ningbo Jingxun Communications Equipment Co., Ltd.

Address: No. 856-862 (4-21)-(4-23)

Postcode:

Tel: 18657650699

Fax:

Attention: Zhou, Pingping

WHEREAS:

1)	As a subsidiary of China Unicom Co., Ltd., Party A is a company duly registered and validly existing, operating telecommunication network in the areas covered by this Agreement and expecting to further expand its business market so as to provide services to a larger number of clients.

2)	Party B is a company duly registered and validly existing and is qualified as an agent of Party A to conduct the business under this Agreement.

NOW, THEREFORE, in the spirit of reciprocity and through negotiation, for matters concerning Party B’s agency of Party A’s business, Party A and Party B hereby conclude the terms set forth below:

1.	Representation and Warranty

1.1	Party A and Party B hereby agree and declare that as independent Party of this Agreement, they shall duly execute their rights and obligations under this Agreement, and undertake the legal liability and consequences thereof.

1.2	Party B warrants that it is qualified as the channel agent authorized by Party A and capable of conducting relevant business. Party B further promises that it shall try its best to protect Party A’s legitimate interests and cooperate with Party A with regard to market development and expansion.

1.3	The business authorized by Party A includes A, B, C, D, E, F (choose from the form below and fill in the above blank)

No.	Type of agency business
A	Group clients GSM (2G) and added value
B	Group clients 3G and industry application
C	Group clients telephone service and voice added value
D	Group clients Broad Band and Internet added value
E	Group clients network business
F	Other business

1.4	Party B warrants to accept Party A’s business rules, service regulations, service charge standard, promotion plan and preferential policy etc. (hereinafter referred to as “regulatory requirements” including but not limited to Appendix 4) and agree that Party A is entitled to modify such regulatory requirements unilaterally.

1.5	Party B agrees that any modification of the abovementioned rules, regulations and other relevant information made by Party A shall become effective upon Party B’s execution of a written notice from Party A. If Party B does not sign within one working day upon receiving Party A’s written notice, nor makes any written dissent, it is deemed that Party B has agreed and the matter in the notice shall be executed the next day following the expiration date of the above time limit.

2	Agency Business, Area and Matter

2.1	Party B’s agency area under this Agreement is Ningbo area (“agency area”).

2.2	As required by market situation and business strategy, Party A is entitled to unilaterally adjust the type, content, policy, regulation and service charge standard of the agency business in the agency area under this Agreement, and Party B hereby agrees to execute accordingly. Provided that Party B requests to modify, implement and change the content of this Agreement and/or its Appendixes, it shall notify Party A in written at least five (5) work days in advance. The final adjustment shall be made after the Parties reach a unanimous agreement and through a written confirmation.

2.3	After obtaining the Group Agency Qualification Certificate (see Appendix 1) issued by Party A, Party B shall conduct agency business within the realm of matters, in the agency area and within the effective term specified in the Certificate.

2.4	Party B shall not entrust/authorize any other third party to conduct any of the agency matters under this Agreement, otherwise Party A is entitled to unilaterally terminate this Agreement and disqualify Party B as its agent. Party B shall return to Party A any proceeds earned through its sub-entrustment/authorization and compensate Party A for all the losses it suffers thereof.

2.5	Unless otherwise specified, Party B’s agency qualification under this Agreement is non-exclusive. Party A is entitled to designate any third party to conduct the agency business within the agency area under this Agreement. In the aforementioned scenario, the authorization of agency qualification to any third party does not affect the performance of this Agreement. Party B shall not interfere or object.

3	Agency Qualification Certificate

3.1	Party shall issue the Agency Qualification Certificate to Party B after this Agreement becomes effective, so that Party B could prove that it is Party A’s agency and is qualified to conduct relevant business on behalf of Party A.

3.2	The term of validity of the Agency Qualification Certificate shall be the same as this Agreement. Provided that the agency qualification remains effective, Party B shall file an application with Party A at least two (2) weeks in advance in order to obtain a new Agency Qualification Certificate. Party B shall return to Party A all of the original copies of the expired Agency Qualification Certificate while obtaining the new one.

3.3	The Parties agree, unless otherwise acknowledged by Party A, Party B shall bear all the legal liability and consequence resulted from its business conducted during the period from the expiration date of the original Agency Qualification Certificate to the date before the issuance of the new Agency Qualification Certificate, and shall unconditionally compensate Party A in full if Party A is subject to any penalty, overdue fee, fine, indemnity or other payment according to the mandatory provisions, judgment, ruling and administrative decision issued by competent authorizations, as well as the losses suffered and the prospective earnings lost thereof.

3.4	The Parties hereby agree, Party B’s agency qualification shall be of no effect upon the occurrence of the following matters, regardless of the validity of this Agreement and/or the Agency Qualification Certificate:

1.	The term of the Agency Qualification Certificate is expired;

2.	This Agreement is terminated;

3.	This Agreement is released ahead of time;

4.	Party A cancels Party B’s agency qualification in written;

5.	The other matters happen or requirements are satisfied causing the cancellation of Party B’s agency qualification, as agreed in this Agreement or its Appendixes.

3.5	If it is necessary for business operation, Party A is entitled to modify and adjust the contents or items of the Agency Qualification Certificate. After such modification and adjustment, Party A shall issue a new Agency Qualification Certificate, and the original one becomes invalid automatically.

3.6	Upon the expiration of the Agency Qualification Certificate, Party B either obtains a new and valid Agency Qualification Certificate, or lose its agency qualification according to this Agreement and its Appendixes, in which situation, Party B shall immediately cease to use the invalid Agency Qualification Certificate in any form and shall return it to Party A within three (3) working days after the occurrence of the above matter.

3.7	The Agency Qualification Certificate shall only be used for the agency business under this Agreement. Party B hereby promises that its usage of the Agency Qualification Certificate is in accordance with this Agreement and its Appendixes, and it will not mislead client by any means.

4	Party A’s Rights and Obligations

4.1	Party A shall provide technical support and cooperation, training and/or promotion materials, advertisement support and promotional activity to support Party B’s execution of the agency business under this Agreement. The specific plan with regard to the aforementioned matters, after the Parties’ negotiation and confirmation, shall be confirmed in written and made as the Appendix of this Agreement. Otherwise, Party A and Party B shall enter into supplemental agreement.

4.2	If necessary due to business development, Party A shall provide Party B with office space and communications equipment including office telephone, wifi, Jixintong, etc. free of charge, and coordinate Party B’s business around Ningbo area.

4.3	Party A shall promptly update Party B with any new service charge standard and policy with regard to Party B’s agency business under this Agreement.

4.4	Party A shall pay commission fees to Party B in accordance with this Agreement and its Appendixes. The commission fees for prepaid services shall be paid in the following month.

4.5	Party A is entitled to instruct Party B with regard to the agency business Party B conducts under this Agreement, allocate professional management staff to Party B at its discretion, inspect and supervise Party B’s work regularly or irregularly.

4.6	Party A is entitled to supervise and inspect Party B’s service quality and the standard of its service charge.

4.7	Clients developed by Party B shall enter into business agreement directly with Party A. Party B shall not enter into any agreement related to the agency business under this Agreement with its clients.

4.8	In the event that Party B’s clients fail to pay in full amount the outstanding payment to Party A in accordance with the term, amount and method stipulated in relevant service agreement, Party A is entitled to ask Party B to pay for its client, and before the settlement of the overdue payment, Party A is entitled to suspend the payment of commission fees to Party B.

4.9	Other rights and obligations of Party A are contained in the rest of this Agreement and its Appendixes.

5	Party B’s Rights and Obligations

5.1	Party B shall promises that its agency business complies with the price policy, preferential policy and other policies that Party A issues and adjusts from time to time based on the market situation. Such limit and criterion shall not be violated while Party B conducts agency business.

5.2	Without Party A’s written consent, Party B shall not make any acknowledgement or warranty beyond the relevant policy stipulated and issued by Party A, nor shall it impose any obligation or jointly liability on Party A by any means.

5.3	While conducting agency business, Party B shall promote Party A’s business and service in a proper way and shall not mislead clients or make any misrepresentation, nor shall it make any offer beyond Party A’s offering sheet.

5.4	While conducting agency business, Party B shall protect Party A’s corporate image and abide by the State laws and regulations and all the business management rules and service management rules set by Party A.

5.5	Party B shall obey Party A’s instruction and management towards its business operation and strictly abide by relevant regulations established by Party A. Party B shall actively cooperate with Party A’s marketing campaigns.

5.6	Party B’s marketing campaigns must be approved by Party A beforehand and conducted after obtaining Party A’s written consent and completing certain procedures. Party A is entitled to supervise and inspect all of Party B’s relevant activities. Party B shall notify Party A the information and marketing business related to the market where Party B conducts agency business.

5.7	Unless otherwise agreed by the Parties, Party B shall be responsible for collecting the overdue receivables from its clients.

5.8	Party B is entitled to ask Party A to pay the commission fees according to the terms of this Agreement, and the taxation related to such commission fees shall be borne by Party B.

5.9	Party B shall duly fulfill its confidentiality obligation and take sufficient measures to protect clients’ information, which shall not be used in any form for other purposes not included in this Agreement.

5.10	Party B shall abide by all the regulatory requirements established by Party A concerning the agency business under this Agreement.

6	Deposit

6.1	The deposit for the agency business under this Agreement shall be no less than RMB[**]. Party B shall pay Party A in full amount via online banking within two (2) days after the effective date of this Agreement. Meanwhile, Party B shall not transfer the costs of deposit to its clients.

6.2	Unless otherwise agreed in the Appendixes of this Agreement or other written agreement concluded by the Parties, in the event that Party B has paid certain amount of deposit to Party A while concluding other agency agreement with Party A, Party B shall not ask for a preferential amount of the deposit under this Agreement, nor shall Party B share its deposit paid for other agreement with the amount under this Agreement.

6.3	Party A is entitled to adjust the amount of Party B’s deposit based on Party B’s performance, the quantity of complaint brought by clients and other regulatory requirements. In the event that Party A increases the amount of deposit, Party B shall pay in full within the time limit informed by Party A’s written notice. Party B accepts the abovementioned matter if it does not object within five (5) working days as of the date when it receives Party A’s written notice.

6.4	In the event that the client developed by Party B causes overdue payments or bad debts, Party A is entitled to deduct the relevant amount directly from Party B’s deposit. For any insufficiency, Party B shall be obliged to pay.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

6.5	After deducting the entire or part of Party B’s deposit, Party A shall notify Party B the reason and amount of deduction through a written notice. Party B shall make up the deficiency within three (3) working days as of the date on which it receives Party A’s written notice.

6.6	Upon the termination or an early release of this Agreement, after deducting the payments owed by Party B (including but not limited to the outstanding payments arising during the execution of this Agreement, penalty for breach of Agreement and other payables that Party A is entitled to deduct according to this Agreement and its Appendixes) and settling all the account payables and receivables, Party A shall return the rest of the deposit to Party B (interest free).

7	Agency Business Commitment and Assessment

7.1	Unless otherwise agreed in the Appendixes of this Agreement or other written agreement entered into by the Parties, Party B shall provide Party A with a Letter of Commitment prior to the execution of this Agreement, in which, Party B shall specify its performance plan at different stage of its agency business, the standard of assessment and the measures with regard to rewards and punishment.

7.2	Party A is entitled to assess Party B’s level of performance at any time according to the regulatory requirements, standard of assessment and Party B’s performance and take relevant rewards or punishment measures.

7.3	Party A is entitled to unilaterally establish and modify the regulatory requirements and measures of assessment. Based on Party B’s actual performance, Party A shall assess Party B business capability, credit standing and payment speed. Party A shall adjust Party B’s level of agency qualification and deposit standard accordingly.

8	Performance Income and Commission Fees Settlement

8.1	Party B shall be responsible for collecting service charge from its clients and prepare statistics accordingly. The term of account is one calendar month. Party B shall promptly submit the statistics of business receivables and the information of the indebted client to Party A within three (3) days as of the expiration date of the term of account. Party B shall transfer all the business income into Party A’s designated bank account within two (2) days as of the expiration date of the term of account.

8.2	Unless due to Party A’s system failure or reconciliation, Party B shall notify Party A to take necessary measures to the indebted clients so as to reduce loss and be responsible for collecting the debt from the indebted clients within the time limit specified in Section 8.1.

8.3	Unless otherwise agreed in the Appendixes of this Agreement or other written agreement concluded by the Parties, Party B shall be jointly and severally liable for the overdue payments or bad debts caused by its client. The period of validity of the aforesaid liability is two (2) years as of the date of expiration or early release of this Agreement.

8.4	Unless otherwise agreed in the Appendixes of this Agreement or other written agreement concluded by the Parties, Party B’s commission fees shall be settled on a monthly basis. Provided that the business income paid by Party B has been transferred into Party A’s account and is checked, Party A shall pay commission fees to Party B within three (3) days as of Party A receives the effective invoice from Party B.

8.5	Party A and Party B shall specify in the Commission Fees Settlement Plan (see Appendix 3) the charging basis and quota, proportion and standard of settlement, measure of reconciliation, dealing with settlement errors and deducting bad debts, etc.

8.6	Within three (3) months after the expiration or early termination of this Agreement, Party A shall pay Party B the rest of its deposit after deducting all of the payments borne by Party B during the aforesaid three-month period or under this Agreement and its Appendixes. For any insufficiency of Party B’s deposit during the last month prior to the expiration or early termination of this Agreement, Party B shall be obliged to pay.

9	Trademark, Service Mark, Trade Name, Identification

9.1	Unless agreed by the other Party through a written consent, each Party shall not use or authorize any third party to use the trademarks, service marks, trade names and identifications of the other party. It is manifestly understood by the Parties that the trademarks, service marks, trade names and identifications are the Party’s proprietary property. This Agreement and its Appendixes shall not constitute any authorization of each Party to generally use the other Party’s trademarks, service marks, trade names and identifications.

9.2	Party B shall not involve in anything that may constitute infringement to Party A’s intellectual property or other property and shall not use any trademarks and service marks similar to Party A’s or any trade names and identifications that may cause confusion with Party A’s.

9.3	Pursuant to Party A’s regulatory requirements, this Agreement and its Appendixes, Party B must duly use Party A’s trademarks, service marks, trade names, brand and identifications for the market campaigns and client development in relation to the agency business under this Agreement.

10	Termination

10.1	Unless otherwise agreed in this Agreement, Party A is entitled to unilaterally terminate this Agreement and ask Party B to compensate its losses thereof, in the event that the following matters occur:

1.	Party B violates the service charge standard and policy, or the service standard and market campaign principle established by Party A;

2.	Party B engages in competition in bad faith against Party A or other agency of Party A, resulting in market disorder and harming the image and interests of Party A as well as other agencies;

3.	It has happened or there are indications that the human resources, financial and/or business situation of Party B has suffered material changes and Party B is incapable of duly performing its agency business under this Agreement;

4.	Party B violates the state laws and regulations causing losses and adverse effect to Party A;

5.	Other breaches of Agreement of Party B not rectified by Party B within three (3) days after receiving Party A’s written notice.

10.2	Within one (1) month from the date of expiration or early termination of this Agreement, Party B shall be responsible for the follow-up work required by Party A or according to this Agreement and its Appendixes, and assist Party A and/or any third party designated by Party A with any transition and connection work.

10.3	Within five (5) work days as of the date of expiration or early termination of this Agreement, Party B shall return to Party A all the materials related to its agency business under this Agreement (including but not limited to all the original materials and their copies with regard to the clients’ information, statistics, market analysis, business model, advertisement and business agency stored on paper, film, compact disc, hard disc and other carriers in written, digital, pictorial and audio form).

10.4	Upon the expiration or early termination of this Agreement, Party A shall designate a third party to take care the after-sale service for the clients developed by Party B. Party B shall transfer the clients’ information to such third party within three (3) work days as of the date of expiration or early release of this Agreement.

10.5	As of the date of expiration or early termination of this Agreement, Party B shall not be entitled to any commission fees arising from its clients.

11	Confidentiality Obligations

11.1	Each Party shall take necessary confidential measures for the business confidentiality or other confidential materials (including information of the clients) and information (hereinafter referred to as “confidential information”). Without the other Party’s written consent, each Party shall not disclose, provide or transfer to any media or third party. The Party disclosing such confidential information shall be liable for the losses suffered by the other Party.

11.2	Unless for the business under this Agreement and its Appendixes, without the other Party’s written consent, each Party may not use, modify, copy the other Party’s trademark, identification or business information, technology or other materials.

11.3	The confidentiality obligations specified under this clause shall remain effective within one (1) year after the termination of this Agreement.

12	Force Majeure

In the event that any Force Majeure event occurs, causing the Parties or either Party entirely or partially incapable of performing the obligations under this Agreement, both Parties shall not be liable to each other. The Party affected by a Force Majeure event shall inform the other Party and provide a certificate made by competent authority within three (3) days as of the occurrence of the Force Majeure event. Within a reasonable time upon the elimination of the adverse effect caused by the Force Majeure event, the Parties shall continue to perform the Agreement. The Force Majeure events include serious natural disasters, wars and other irresistible and unpredictable events.

13	Liabilities for Breach of Agreement

13.1	The nonperformance of the obligations under this Agreement by each Party shall be deemed as breach of Agreement. The Party in breach shall be liable pursuant to this Agreement and its Appendixes.

13.2	For the overdue payments Party B owes to Party A, Party B shall pay a penalty of [**]% of the amount owed per day until the payments are paid off. If the delay exceeds ninety (90) days, Party A is therefore entitled to unilaterally terminate the Agreement, in which situation, Party B shall continue to pay off the outstanding amount and penalty, as well as any loss Party A may suffer thereof.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

13.3	Party B shall cooperate with Party A to deal with any complaint made by clients and be liable for the compensation arising out of Party B’s fault or Party A’s breach of Agreement.

13.4	Party B shall unilaterally bear all the legal liability and consequence resulting from unauthorized usage or delayed return of the Agency Qualification Certificate, or unauthorized agency. Party B shall unconditionally compensate Party A in full if Party A is subject to any penalty, overdue fee, fine, indemnity or other payment according to the mandatory provisions, judgment, ruling and administrative decision issued by competent authorizations, as well as the losses suffered and the prospective earnings lost thereof (including but not limited to financial loss and reputation damage). Any other provisions concluded by the Parties with regard to the above matters under this Agreement shall also be executed hereto.

13.5	In the event that Party B violates the policies and rules with regard to the agency business established by Party A under this Agreement, Party A is entitled to deduct certain amount from Party B’s commission fees and deposit as penalty, compensation or other payments borne by Party B pursuant to the relevant policies and rules and the terms of this Agreement and its Appendixes.

13.6	For the overdue deposit Party B is liable to pay or make up, Party B shall pay a penalty of [**]% per day. If the delay exceeds three (3) days, Party A is therefore entitled to unilaterally terminate the Agreement, or suspend Party B’s commission fees. Party A is entitled to deduct the payable amount of deposit from Party B’s commission fees.

13.7	Unless for statutory reasons, in the event that Party B ceases to perform under this Agreement, Party B shall pay Party A penalty of the amount equal to its deposit. Meanwhile, Party A is entitled to Party B’s deposit and unpaid commission fees, and ask Party B to compensate for the losses it suffers thereof.

13.8	Others: To be agreed by the parties

14	Settlement of Disputes

For any dispute arising during the execution of this Agreement, should the Parties fail to settle through negotiation, the dispute shall be submit to the People’s Court of the area where Party A resides.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

15	Notice

The notice shall be made in written form and sent to the address agreed by the Parties via post or fax. For any change of contact, the Party shall promptly notify the other Party.

16	Miscellaneous

16.1	The term of this Agreement is two (2) years (no more than three (3) years). The Agreement becomes effective as of the date of both Parties’ authorized signatories’ signature and seal. A extension Agreement could be entered into should both Parties agree to extend the Agreement upon expiration. The term of every extension Agreement shall not exceed three (3) years.

16.2	For issues not covered by this Agreement, the Parties shall enter into Supplemental Agreement in written through negotiation.

16.3	Unless confirmed by both Parties in writing, each Party shall not unilaterally change or modify this Agreement and its Appendixes.

16.4	This Agreement is made in four (4) copies; each Party holds two (2) copies; each copy has the same legal effect.

16.5	The Appendixes are the inseparable parts of this Agreement and have the same legal effect as the text of this Agreement.

Appendixes:

i.	Business Agency Qualification Certificate;

ii.	Letter of Commitment;

iii.	Settlement of Commission Fees

iv.	Relevant regulatory and policy documents related to the agency business under this Agreement;

v.	Power of Attorney of Party B’s authorized signatory and a copy of his/her ID Card;

vi.	[to be agreed by the parties]

Party A: China Unicom Co., Ltd. Ningbo Branch

Representative: /s/

Date:

Party B: Ningbo Jingxun Communications Equipment Co., Ltd.

Representative: /s/

Date: March 16, 2011